                                                                     (FORM 10-Q)


                                                                  Exhibit No. 11
                       Computation for Earnings Per Share
               For the Three Months Ended March 31, 1994 and 1993
                (amounts in millions except for per-share data)
                                   Unaudited



                                                       Three Months Ended
                                                            March 31
                                                       ------------------
                                                          1994      1993
                                                          ----      ----

PRIMARY
- - -------
Common Stock and Common Stock Equivalents
- - -----------------------------------------
Average number of common shares outstanding
  including shares issuable under stock options           37.9      37.3
                                                         =====     =====

Net Earnings Per Share
- - ----------------------

Net earnings                                             $48.0     $11.3
Less:
  Dividend requirement on Series A convertible
    preferred stock                                        4.7       4.8
Plus:
  Tax benefit on dividends applicable to unallocated
    preferred shares                                       1.2       1.3
                                                         -----     -----
Net earnings applicable to common stock                  $44.5     $ 7.8
                                                         =====     =====

Net earnings per share of common stock                   $1.17     $ .21
                                                         =====     =====


FULLY DILUTED
- - -------------

Common Stock and Common Stock Equivalents
- - -----------------------------------------

Average number of common shares outstanding
  including shares issuable under stock options           37.9      37.3
Average number of common shares issuable under
  the Employee Stock Ownership Plan                        5.5       5.9
                                                         -----     -----
Average number of common and common equivalent
  shares outstanding                                      43.4      43.2
                                                         =====     =====

Pro Forma Adjustment to Net Earnings
- - ------------------------------------

  Net earnings as reported                               $48.0     $11.3
  Less:
    Increased contribution to Employee Stock
      Ownership Plan assuming conversion of
      preferred shares to common                           2.0       2.1
    Net reduction in tax benefits assuming conversion
      of Employee Stock Ownership Plan preferred
      shares to common                                      .2        .2
                                                         -----     -----
Pro Forma Net Earnings                                   $45.8     $ 9.0
                                                         =====     =====

Fully Diluted Net Earnings per share                     $1.06     $ .21
                                                         =====     =====

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